Exhibit 99.1

Chimera Investment Corporation Reports 1st Quarter 2009 Core EPS of $0.09

NEW YORK--(BUSINESS WIRE)--May 4, 2009--Chimera Investment Corporation (NYSE: CIM) today reported Core Earnings for the quarter ended March 31, 2009, of $15.4 million or $0.09 per average share as compared to Core Earnings for the quarter ended March 31, 2008, of $10.1 million or $0.27 per average share and Core Earnings for the quarter ended December 31, 2008, of $9.0 million or $0.07 per average share. “Core Earnings” represents a non-GAAP measure that approximates distributable income, and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, gains or losses on sales of securities and terminations of interest rate swaps and unrealized gains or losses on interest rate swaps. The Company reported GAAP net income of $18.9 million or $0.11 per average share for the quarter ended March 31, 2009, as compared to a GAAP net loss of $54.9 million or $1.46 per average share for the quarter ended March 31, 2008, and GAAP net income of $8.8 million or $0.07 per average share for the quarter ended December 31, 2008.

The Company declared common stock dividends of $0.06, $0.26, and $0.04 per share for the quarters ended March 31, 2009, March 31, 2008, and December 31, 2008, respectively. The annualized dividend yield on the Company’s common stock for the first quarter, based on the March 31, 2009, closing price of $3.36, was 7.14%. On a Core Earnings basis, the Company provided an annualized return on average equity of 14.50%, 8.44%, and 10.96% for the quarters ended March 31, 2009, March 31, 2008, and December 31, 2008, respectively. On a GAAP basis, the Company provided an annualized return on average equity of 17.82%, (45.86%) and 10.72%, for the quarters ended March 31, 2009, March 31, 2008, and December 31, 2008, respectively.

Matthew J. Lambiase, Chief Executive Officer and President of Chimera, commented on the quarter’s results. “I believe Chimera is well-positioned to perform in the current environment. During the first quarter we were active deploying the capital raised in our October 2008 stock offerings. In addition, we are gratified by the response to our just-concluded capital raise. Our team is committed to justifying that confidence and we are working diligently to take advantage of available investment opportunities. We will continue to stay focused on our strategy of investing in mortgage securities and loans in order to deliver compelling risk-adjusted returns to investors.”

For the quarter ended March 31, 2009, the annualized yield on average earning assets was 6.44% and the annualized cost of funds on the average borrowed funds balance was 3.48% for an interest rate spread of 2.96%. This is a 56 basis point increase over the annualized interest rate spread for the quarter ended March 31, 2008, and a 118 basis point increase over the interest rate spread for the quarter ended December 31, 2008. The weighted average yield on assets was 7.21% and the weighted average cost of funds was 3.57% at March 31, 2009. The weighted average yield on assets was 6.32% and the weighted average cost of funds was 4.67% at March 31, 2008. The weighted average yield on assets was 5.93% and the weighted average cost of funds was 3.39% at December 31, 2008. Leverage was 2.4:1, 3.4:1, and 2.5:1 at March 31, 2009, March 31, 2008, and December 31, 2008, respectively.

Residential mortgage-backed securities comprised approximately 71.6% of the Company’s investment portfolio at March 31, 2009. The balance of the portfolio was comprised of loans collateralizing secured debt.

The following table summarizes portfolio information for the Company:

	For the Quarter Ended March 31, 2009	For the Quarter Ended March 31, 2008	For the Quarter Ended December 31, 2008
Leverage at period-end	2.4:1	3.4:1	2.5:1
Residential mortgage-backed securities as a % of portfolio	71.6%	78.1%	66.2%
Residential mortgage loans as a % of portfolio	-	21.9%	-
Loans collateralizing secured debt as a % of portfolio	28.4%	-	33.8%
Fixed-rate investments as % of portfolio	35.8%	15.3%	29.9%
Adjustable-rate investments as % of portfolio	64.2%	84.7%	70.1%
Fixed-rate investments
Residential mortgage-backed securities as a % of fixed-rate assets	65.1%	27.0%	49.9%
Residential mortgage loans as a % of fixed-rate assets	-	73.0%	-
Loans collateralizing secured debt as a % of fixed-rate assets	34.9%	-	50.1%
Adjustable-rate investments
Residential mortgage-backed securities as a % of adjustable-rate assets	75.2%	87.3%	73.1%
Residential mortgage loans as a % of adjustable-rate assets	-	12.7%	-
Loans collateralizing secured debt as a % of adjustable-rate assets	24.8%	-	26.9%
Annualized yield on average earning assets during the period	6.44%	6.63%	5.74%
Annualized cost of funds on average borrowed funds balance during the period	3.48%	4.23%	3.96%
Annualized interest rate spread during the period	2.96%	2.40%	1.78%
Weighted average yield on assets at period-end	7.21%	6.32%	5.93%
Weighted average cost of funds at period-end	3.57%	4.67%	3.39%

The Company’s portfolio is comprised largely of high credit quality mortgage-backed securities and securitized whole residential mortgage loans. During the quarter ended March 31, 2009, the Company recorded a loan loss provision in general and administrative expenses of $234 thousand as compared to a loan loss provision of $1.2 million for the quarter ended March 31, 2008, and a loan loss provision of $940 thousand for the quarter ended December 31, 2008. As of March 31, 2009, the Company’s 60-day plus delinquent loans totaled 0.10% of its $565.9 million portfolio of securitized loans. There were no loans in the 60-day plus delinquent loan category at March 31, 2008, or December 31, 2008.

The Constant Prepayment Rate on the Company’s portfolio was 12%, 8%, and 9% during the quarters ended March 31, 2009, March 31, 2008, and December 31, 2008, respectively. The weighted average cost basis of the portfolio was 96.3, 99.7, and 99.7 as of March 31, 2009, March 31, 2008, and December 31, 2008, respectively. The net accretion of discounts was $1.3 million and $615 thousand for the quarters ended March 31, 2009, and March 31, 2008, respectively, and the net amortization of premiums was $319 thousand for the quarter ended December 31, 2008. The total net discount remaining was $68.3 million, $4.1 million and $5.3 million at March 31, 2009, March 31, 2008, and December 31, 2008, respectively.

General and administrative expenses, including the base management fee, as a percentage of average interest earning assets were 0.86%, 1.23%, and 0.97% for the quarters ended March 31, 2009, March 31, 2008, and December 31, 2008, respectively. At March 31, 2009, March 31, 2008, and December 31, 2008, the Company had a common stock book value per share of $2.44, $11.11, and $2.34, respectively.

On April 15, 2009 the Company announced the sale of 235,000,000 shares of common stock at $3.00 per share for estimated proceeds, less the underwriters’ discount and offering expenses, of $674.8 million. Immediately following the sale of these shares, Annaly Capital Management, Inc. purchased 24,955,752 shares at the same price per share as the public offering, for proceeds of approximately $74.9 million. In addition, on April 16, 2009, the underwriters exercised the option to purchase up to an additional 35,250,000 shares of common stock to cover over-allotments for proceeds, less the underwriters’ discount, of approximately $101.3 million. These sales were completed on April 21, 2009. In all, the Company raised net proceeds of approximately $851.0 million in these offerings.

Chimera is a specialty finance company that invests in residential mortgage-backed securities, residential mortgage loans, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”), is externally managed by Fixed Income Discount Advisory Company and currently has 472,401,769 shares of common stock outstanding.

The Company will hold the first quarter 2009 earnings conference call on Tuesday, May 5, 2009, at 11:00 a.m. EST. The number to call is 866-383-8108 for domestic calls and 617-597-5343 for international calls and the pass code is 39790233. The replay number is 888-286-8010 for domestic calls and 617-801-6888 for international calls and the pass code is 78627701. The replay is available for 48 hours after the earnings call. There will be a web cast of the call on www.chimerareit.com. If you would like to be added to the e-mail distribution list, please visit www.chimerareit.com, click on E-Mail alerts, enter your e-mail address where indicated and click the Subscribe button.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our business and investment strategy; our projected financial and operating results; our ability to maintain existing financing arrangements, obtain future financing arrangements and the terms of such arrangements; general volatility of the securities markets in which we invest; the implementation, timing and impact of, and changes to, various government programs, including the Treasury’s plan to buy Agency RMBS, the Term Asset-Backed Securities Loan Facility and the Public-Private Investment Program; our expected investments; changes in the value of our investments; interest rate mismatches between our investments and our borrowings used to fund such purchases; changes in interest rates and mortgage prepayment rates; effects of interest rate caps on our adjustable-rate investments; rates of default or decreased recovery rates on our investments; prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities; the degree to which our hedging strategies may or may not protect us from interest rate volatility; impact of and changes in governmental regulations, tax law and rates, accounting guidance, and similar matters; availability of investment opportunities in real estate-related and other securities; availability of qualified personnel; estimates relating to our ability to make distributions to our stockholders in the future; our understanding of our competition; market trends in our industry, interest rates, the debt securities markets or the general economy; and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CHIMERA INVESTMENT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (dollars in thousands, except share and per share data)

	March 31, 2009 (unaudited)	December 31, 2008 (1)	September 30, 2008 (unaudited)	June 30, 2008 (unaudited)	March 31, 2008 (unaudited)

ASSETS

Cash and cash equivalents	$12,200	$27,480	$6,167	$49,889	$91,370
Restricted cash	-	-	-	29,507	102,834
Mortgage-Backed Securities, at fair value	1,085,792	855,467	759,378	1,116,586	1,229,780
Loans held for investment, net of allowance for loan losses of $0, $0, $0, $546 thousand and $1.3 million, respectively	-	-	-	150,083	361,594
Securitized loans held for investment, net of allowance for loan losses of $1.9 million, $1.6 million, $681 thousand, $698 thousand and $0, respectively	565,895	583,346	598,014	613,580	-
Receivable for investments sold	-	-	-	-	113,581
Accrued interest receivable	11,212	9,951	8,212	9,863	9,993
Other assets	949	1,257	456	1,648	892

Total assets	$1,676,048	$1,477,501	$1,372,227	$1,971,156	$1,910,044

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Repurchase agreements	$559,926	$562,119	$619,657	$909,089	$1,439,534
Securitized debt	473,168	488,743	500,688	504,397	-
Payable for investments purchased	193,973	-	-	146,824	-
Accrued interest payable	2,468	2,465	2,579	3,518	3,207
Dividends payable	10,566	7,040	6,048	6,044	9,814
Accounts payable and other liabilities	3,121	2,679	2,313	3,540	2,528
Interest rate swaps, at fair value	-	-	-	10,065	35,649

Total liabilities	1,243,222	1,063,046	1,131,285	1,583,477	1,490,732

Stockholders’ Equity:
Common stock: par value $0.01 per share; 500,000,000 authorized, 177,196,945, 38,992,893, 38,999,850, 37,744,918, and 37,705,563 outstanding, respectively	1,761	1,760	378	378	377
Additional paid-in capital	832,070	831,966	533,220	533,026	532,818
Accumulated other comprehensive loss	(256,705)	(266,668)	(138,307)	(104,980)	(45,285)
Accumulated deficit	(144,300)	(152,603)	(154,349)	(40,745)	(68,598)

Total stockholders’ equity	432,826	414,455	240,942	387,679	419,312

Total liabilities and stockholders’ equity	$1,676,048	$1,477,501	$1,372,227	$1,971,156	$1,910,044

(1) Derived from the audited consolidated financial statements at December 31, 2008.

CHIMERA INVESTMENT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (dollars in thousands, except share and per share data) (unaudited)

	For the Quarter Ended March 31, 2009	For the Quarter Ended December 31, 2008	For the Quarter Ended September 30, 2008	For the Quarter Ended June 30, 2008	For the Quarter Ended March 31, 2008

Interest income	$28,007	$23,656	$23,458	$29,951	$28,194
Interest expense	9,042	10,954	15,543	20,025	14,022

Net interest income	18,965	12,702	7,915	9,926	14,172

Unrealized gains (losses) on interest rate swaps	-	-	10,065	25,584	(31,493)
Realized gains (losses) on sales of investments	3,627	-	(113,130)	1,644	(32,819)
Realized (losses) gains on terminations of interest rate swaps	-	-	(10,460)	123	-

Net Investment Income (Expense)	22,592	12,702	(105,610)	37,277	(50,140)

Expenses
Management fee	2,583	2,292	1,681	2,228	2,227
General and administrative expenses	1,139	1,626	253	1,152	2,565
Total expenses	3,722	3,918	1,934	3,380	4,792

Income (loss) before income taxes	18,870	8,784	(107,544)	33,897	(54,932)

Income taxes	1	(3)	12	-	3

Net income (loss)	$18,869	$8,787	$(107,556)	$33,897	$(54,935)

Net income (loss) per share – basic and diluted	$0.11	$0.07	$(2.76)	$0.87	$(1.46)

Weighted average number of shares outstanding – basic and diluted	177,196,959	135,115,190	38,992,893	38,999,850	37,744,486

Net income (loss)	$18,869	$8,787	$(107,556)	$33,897	$(54,935)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities	13,590	(128,361)	(146,456)	(58,051)	(88,257)
Reclassification adjustment for realized (gains) losses included in income	(3,627)	-	113,130	(1,644)	32,819
Other comprehensive income (loss)	9,963	(128,361)	(33,326)	(59,695)	(55,438)
Comprehensive income (loss)	$28,832	$(119,574)	$(140,882)	$(25,798)	$(110,373)

CONTACT:
Chimera Investment Corporation
Investor Relations
1-866-315-9930
www.chimerareit.com